AMENDMENT NO.2 TO RIGHTS AGREEMENT AND CERTIFICATE OF
COMPLIANCE WITH SECTION 27 THEREOF

This AMENDMENT NO.2 TO RIGHTS AGREEMENT dated as of April 23, 2014 (the “Amendment”) to the Rights Agreement, dated as of September 17, 2013, as amended by Amendment No. 1 thereto dated as of December 6, 2013 (the “Rights Agreement”) by and between ChinaEdu Corporation, a Cayman Islands exempted company (the “Company”) and The Bank of New York Mellon, a New York banking corporation, as Rights Agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent have heretofore entered into the Rights Agreement; and

WHEREAS, the Board of Directors of the Company (the “Committee”) has adopted resolutions authorizing the Company to terminate the Rights Agreement and all outstanding Rights (as defined in the Rights Agreement); and

WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement to cause the immediate expiration of all outstanding Rights and to terminate the Rights Agreement; and

WHEREAS, no Person (as defined in the Rights Agreement) is an Acquiring Person (as defined in the Rights Agreement) as of the date hereof and the Company deems it necessary and advisable to amend the Rights Agreement in accordance with Section 27 thereof.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows (capitalized terms used herein without definition shall have the meaning ascribed to such terms in the Rights Agreement):

Section 1.             Amendments to the Rights Agreement.

A.           Section 1(p) of the Rights Agreement is hereby amended in its entirety to read as follows:

“(p)       “Expiration Date” shall mean the earliest of (i) the exchange of all outstanding Rights pursuant to Section 24, (ii) the redemption of all outstanding Rights pursuant to Section 23 and (iii) the close of business on April 23, 2014.”

B.           The fifth paragraph of Exhibit C to the Rights Agreement (Summary of Rights to Purchase Shares of Junior Participating Preferred Stock) is hereby amended in its entirety to read as follows:

“The Rights are not exercisable until the Distribution Date. The Rights will expire at the close of business on April 23, 2014.”

Section 2.        Termination of Rights Agreement. The parties hereby agree that the Rights Agreement shall be terminated at the close of business on April 23, 2014.

Section 3         Entire Agreement. This Amendment and the Rights Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, both written and oral, between the parties with respect thereto.

Section 4         Conflicting Terms. In the event of any inconsistency or conflict between the Rights Agreement and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control.

Section 5         Amendments. No amendment, supplement, modification or waiver of this Amendment shall be binding unless executed in writing by all parties hereto.

Section 6        Counterparts. This Amendment may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract. Each party hereto shall be entitled to rely on a facsimile or “PDF” signature of any other party hereunder as if it were an original.

Section 7        Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction.

Section 8        Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 9.      Effectiveness. This Amendment shall become effective as of the date first above written.

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IN WITNESS WHEREOF, the undersigned officer of the Company, being an appropriate officer of the Company and authorized to do so by resolution of the Committee dated as of April 22, 2014, hereby certifies to the Rights Agent that these amendments are in compliance with the terms of Section 27 of the Rights Agreement.

CHINAEDU CORPORATION

	By:	/s/ Julia Huang
Name: Julia Huang
Title: Executive Chairman
Acknowledged and Agreed

THE BANK OF NEW YORK MELLON,
as Rights Agent

By:	/s/ Joanne DiGiovanni Hawke
Name: Joanne DiGiovanni Hawke
Title: Managing Director

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